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                                                                  EXHIBIT 10.51


            RESIGNATION AND CONSULTING AGREEMENT WITH MUTUAL RELEASES


        This Resignation and Consulting Agreement with Mutual Releases ("Agreement") is effective May 31, 2001, and is made by and between CHARLES J. YASH ("Employee") and CALLAWAY GOLF COMPANY (the "Company"), a Delaware corporation. Employee is currently employed by the Company pursuant to an Executive Officer Employment Agreement effective January 1, 2000, as amended by the First Amendment to Executive Officer Employment Agreement effective as of November 13, 2000 (collectively the "Executive Officer Employment Agreement").

                                    Recitals

        A. The Company is in the business of designing, manufacturing and selling golf clubs, golf balls, and related products using trade secrets, patented procedures and other proprietary information. The Company is currently marketing its products in the United States of America and internationally.

        B. Employee is currently an employee of the Company and has experience and expertise in managing companies that design, manufacture and sell golf clubs and golf balls, as well as efforts to grow the game of golf. The Company had elected to end Employee's employment with the Company pursuant to Section 8(a) of the Executive Officer Employment Agreement. In lieu of such action, the Company and Employee have agreed to enter into this Agreement pursuant to
Section 8(g) of the Executive Officer Employment Agreement. Employee's employment with the Company shall end on May 31, 2001.

        C. The Company believes that the experience and expertise of Employee will be of benefit to the Company after his employment ends. The Company desires to obtain Employee's continuing cooperation as a consultant to the Company as a result of this Agreement. Therefore, effective June 4, 2001, Employee will begin providing consulting services to the Company, and shall continue providing such services, upon request of the Company, until May 31, 2004.

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the adequacy of which is hereby acknowledged, the Company and Employee desire to enter into this Agreement pursuant to section 8(g) of the Executive Officer Employment Agreement to establish certain terms relating to Employee's resignation from his employment and provision of consulting services to the Company.

        1. Resignation. Employee hereby gives notice of his resignation as an employee of the Company effective May 31, 2001 (the "Resignation Date"). Employee also gives notice of his resignation, effective immediately, as a director of the Company and as a director or officer of the Company's affiliates, including but not limited to Callaway Golf Europe, Ltd., and the Callaway Golf Company Foundation.

        2. Transition and Severance.

        (a) Severance. The Company has agreed to provide Employee the following severance:


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           (i) payment of one million five hundred thousand dollars
($1,500,000.00), paid in twenty-four (24) equal monthly payments of sixty-two thousand five hundred dollars ($62,500.00) each, commencing in June 2001 and ending in May 2003;

           (ii) subject to the approval of the Stock Option Committee of the Company's Board of Directors, the Company shall accelerate the vesting of all unvested options to purchase the Company's stock which have not vested as of May 31, 2001, such that those options shall vest on May 31, 2001, the last date of Employee's employment by the Company;

           (iii) subject to the approval of the Stock Option Committee of the Company's Board of Directors, the stock option grant made to Employee pursuant to the stock option agreement dated May 10, 1996, as amended and restated on February 7, 2001, of 600,000 shares at $25.125 (of which 80,000 shares have been exercised) shall be amended as reflected in the Second Amended and Restated Stock Option Agreement attached hereto as Exhibit A;

           (iv) subject to the approval of the Stock Option Committee of the Company's Board of Directors, the stock option grant made to Employee pursuant to the stock option agreement dated April 24, 1998, of 150,000 shares at $27.375 shall be amended as reflected in the Amended and Restated Stock Option Agreement attached hereto as Exhibit B;

           (v) the payment of premiums owed for COBRA insurance benefits for a period of eighteen (18) months from the Effective Date; and

           (vi) the payment of tax and estate planning benefits on such terms and conditions as they are made available to senior executive officers of the Company for a period of twenty-four (24) months following the Resignation Date.

        (b) Other Benefits. Employee's release, as set forth in Section 6 below, does not change Employee's existing right to receive payment of unpaid vacation through the Resignation Date or his existing rights under the Company's 401k Pension Plan, ESPP, and Executive Deferred Compensation Plan.

        (c) Cooperation on Taxes. Employee agrees, if requested, to cooperate with the Company regarding any federal, state or local tax issues arising out of Employee's employment or this Agreement.

        3. Confidentiality, Non-Compete and Non-Disparagement During Severance Period. Employee acknowledges and reaffirms that while he is receiving severance or other consideration from the Company pursuant to this Agreement or any other agreement with the Company:

        (a) he will continue to comply with the terms and conditions of the Executive Officer Employment Agreement, including Sections 7(a), 7(b), 7(c), 7(e), 12, 13 and 18 of the Executive Officer Employment Agreement;

        (b) he will not, directly or indirectly (whether as agent, consultant, holder of a beneficial interest, creditor, or in any other capacity), engage in any business which engages directly or



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indirectly in competition with the businesses of the Company or any of its affiliates, or have any interest, direct or indirect, in any person, firm corporation, or venture which directly or indirectly competes with the businesses of the Company or any of its affiliates. For purposes of this section, the ownership of interests in a broadly based mutual fund shall not constitute ownership of the stocks held by the fund. Employee acknowledges that he will be receiving consideration from the Company, in the form of severance payments and other benefits as set forth in section 2 above, until May 31, 2003. Notwithstanding that certain stock options do not expire until May 31, 2004, the parties agree that Employee's non-compete obligation expires as of May 31, 2003; and

        (c) he will not, directly, indirectly, or in any other way, disparage the Company, its officers or employees, vendors, customers, products or activities, or otherwise interfere with the Company's press, public and media relations.

        4. Injunction and Other Remedies. Employee understands and agrees that the nature of damages for breach of this Agreement or the Executive Officer Employment Agreement may be such that an injunction is the only remedy that will protect the Company from a breach. Employee hereby agrees to the entry of such an injunction by an appropriate court of competent jurisdiction or an arbitrator (including enforcement of any arbitration award by a Court) to enjoin any breach of any obligation owed by Employee to the Company.

        5. Employee Cooperation and Consulting Services. Effective June 4, 2001, the Company shall engage the services of Employee and Employee shall provide services as a consultant to the Company through May 31, 2004, as set forth below:

        (a) Employee's main contact at the Company will be Michael J. Rider, or such person as may be designated by the Company in writing. Employee shall provide cooperation and consulting services beneficial to the Company, including consultation on growing the game of golf, promoting the success of the Company, and assisting with the prosecution and/or defense of any dispute involving the Company, including but not limited to the Bridgestone vs. Callaway Golf Ball Company lawsuit;

        (b) Normal travel time (e.g. a drive back and forth to Los Angeles) shall not be compensated. Extended travel time (e.g. an overseas plane flight or an overnight stay at a location requested by the Company) shall be compensated as set forth below. At the Company's request, Employee shall be available to consult on a full time (forty hour per week) basis. Employee further specifically agrees that he shall appear at any trial or other proceeding, at the Company's request, regardless of the Company's ability to subpoena Employee or any other employment obtained by Employee;

        (c) Employee shall invoice the Company for service hours at the billing rate of $125.00 per hour. Said invoices shall be paid monthly, upon receipt and approval of the Company. Should the Company request Employee to travel overseas or to spend the night at a location away from his home, the Company shall also pay Employee a flat travel fee of $400.00 for travel time, each way, and $1000.00 per day for any day that Employee provides services at a location away from home;

        (d) The Company shall reimburse Employee for all reasonable, customary and necessary expenses for travel, lodging and materials incurred in the performance of the services to be provided hereunder. On a monthly basis, Employee shall account for such expenses by submitting a signed invoice itemizing such expenses and attaching original receipts. The amount, nature and extent of such expenses shall always be subject to the control, supervision and direction of the Company;



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        (e) Section 13 of the Executive Officer Employment Agreement, governing
Assignment of Rights, shall continue to apply to any Designs, Inventions and Innovations (as defined therein) that he develops, conceives or reduces to practice prior to May 31, 2004.

        (f) Employee acknowledges and further agrees that as to consulting services that he provides on or after June 4, 2001, he is an independent contractor, is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation for consulting services, including without limitation, any state unemployment insurance tax, federal, state and foreign income taxes, federal Social Security (FICA) payments, and state disability insurance taxes with respect to compensation paid pursuant to Sections 4(c) and (d) above, and Employee expressly agrees to treat any compensation earned pursuant thereto as self-employment income for federal and state tax purposes, and to make all payments of federal and state income taxes, unemployment insurance taxes, and disability insurance taxes when the same may become due and payable with respect to such self-employment compensation. Employee further agrees and undertakes to indemnify and hold harmless the Company, its officers, directors, agent, employees and the successors or heirs of any of them, from any and all liability loss, damages, expenses, penalties and/or judgments arising out of any failure of Employee to make any payment of taxes required to be made by Employee under this Section or the failure to comply with any other law or regulation.

        (g) Employee acknowledges and further agrees that effective June 4, 2001: (i) he is a self-employed, independent contractor; (ii) nothing in this Agreement shall be considered to maintain an employer-employee relationship between Employee and the Company; and (iii) he shall not be deemed to be an employee of the Company for any purpose whatsoever.

        6. Releases.

        (a) Employee's General Release. In consideration for the Severance Payment and other consideration described in section 2 and the other obligations agreed to by the Company pursuant to this Agreement, Employee hereby irrevocably and unconditionally releases and forever discharges the Company, its predecessors, successors, subsidiaries, affiliates and benefit plans, and each and every past, present and future officer, director, employee, representative and attorney of the Company, its, predecessors, successors, subsidiaries, affiliates and benefit plans, and their successors and assigns (collectively referred to herein as the "Company Releasees"), from any, every, and all charges, complaints, claims, causes of action, and lawsuits of any kind whatsoever, including, to the extent permitted under the law, all claims which Employee has against the Company Releasees, or any of them, arising from or in any way related to circumstances or events arising out of Employee's employment by the Company, including but not limited to, harassment, discrimination, retaliation, failure to progressively discipline Employee, termination of Employee's employment, and/or breach of the Executive Officer Employment Agreement, together with any and all other claims based on the Company's employment of Employee, or any other event occurring prior to the date of this Agreement. EMPLOYEE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES THAT EMPLOYEE IS WAIVING ANY RIGHT TO RECOVERY AGAINST THE COMPANY RELEASEES BASED ON STATE OR FEDERAL, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING WITHOUT LIMITATION, TITLE VII, THE AMERICANS WITH DISABILITIES ACT, AND THE CALIFORNIA FAIR HOUSING AND EMPLOYMENT ACT, OR BASED ON THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OR THE WORKER ADJUSTMENT AND



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RETRAINING NOTIFICATION ACT, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN
ACTION FILED BY EMPLOYEE OR A GOVERNMENTAL AGENCY. Provided. however, that nothing in the foregoing or otherwise in this Agreement is intended to waive any of Employee's rights to have the Company defend and/or indemnify him in accordance with the General Corporation Law of Delaware and the Bylaws of the Company, as the same now exist or may hereafter be amended, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which Employee was or is a party or is threatened to be made a party by reason of the fact that Employee is or was a director or officer of the Company.

        (b) Company's Limited Release. In consideration for the obligations agreed to by the Employee pursuant to this Agreement, the Company hereby irrevocably and unconditionally releases and forever discharges Employee, his successors and assigns (collectively referred to herein as the "Employee Releasees"), from any, every and all charges, complaints, claims, causes of action, and lawsuits of any kind that the Company now knows it has or may have against Employee Releasees, including, to the extent permitted under the law, all claims which the Company has against the Employee Releasees, or any of them, arising from or in any way related to known circumstances or events arising out of Employee's employment by the Company, together with any and all other known claims based on the Company's employment of Employee, or any other known event occurring prior to the date of this Agreement. THE COMPANY ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES THAT IT IS WAIVING ANY RIGHT TO RECOVERY AGAINST EMPLOYEE RELEASEES BASED ON STATE OR FEDERAL, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING WITHOUT LIMITATION, TITLE VII, THE AMERICANS WITH DISABILITIES ACT, AND THE CALIFORNIA FAIR HOUSING AND EMPLOYMENT ACT, OR BASED ON THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OR THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY THE COMPANY OR A GOVERNMENTAL AGENCY.

        7. Waiver. Employee waives all rights under section 1542 of the Civil Code of the State of California. Section 1542 provides as follows:

        A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        8. Substantial Cause. Employee understands that the Company retains its right to terminate this Agreement at any time for Substantial Cause. "Substantial Cause" shall mean, for purposes of this Agreement, failure by Employee to substantially perform his obligations hereunder or other material breach of this Agreement, including, without limitation, any breach of sections 3, 5, 13, 14 or 23 of this Agreement.

        9. Entire Agreement. This Agreement, the Executive Officer Employment Agreement and the Release executed in conjunction with this Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and may not be modified or amended, except by written agreement signed by all parties. This Agreement and the Executive Officer Employment Agreement shall be deemed to be consistent with each



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other, and this Agreement shall be deemed to be "another instrument in writing executed by the parties," pursuant to section 16 of the Executive Officer Employment Agreement.

        10. No Admission of Liability. This Agreement and the releases contained herein affect the settlement of potential or existing claims which are denied and contested, and nothing contained herein shall be construed as an admission by a party of any liability of any kind to the other party.

        11. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of California.

        12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

        13. The Company's Proprietary Information and Inventions. Employee acknowledges and understands that section 12 of the Executive Officer Employment Agreement extends beyond the terms of Employee's employment with the Company. Employee agrees to comply with such terms. Employee understands that his failure to adhere to section 12 of the Executive Officer Employment Agreement shall be a material breach of this Agreement, as well as the Executive Officer Employment Agreement, and that all benefits under this Agreement and the Executive Officer Employment Agreement will be forfeited in the event of such a breach.

        14. No Disparagement.

        (a) For a period of two years following the Resignation Date, Employee agrees not to make any statement disparaging the Company, its current or former employees, vendors, customers, products or activities, or otherwise interfere with the Company's press, public and media relations. Employee understands that this is a material obligation under this Agreement. Notwithstanding the above, Employee shall not be responsible for the unauthorized statements or actions of his family members.

        (b) For a period of two years following the Effective Date, the Company agrees to use reasonable efforts to avoid any statement or action by the Directors or the members of the senior management of the Company that might be disparaging of Employee, subject to the legal and other disclosure obligations of the Company. Notwithstanding the above, the Company shall not be responsible for the unauthorised statements or actions of its directors, officers or employees.

        15. Return of Company Property. Employee acknowledges that Employee is obligated to and will return all Company property by May 31, 2001, including all computers, facsimile machines, and telephones provided for business use in Employee's homes.

        16. Knowing and Voluntary Agreement. Employee and the Company have carefully read and fully understand all of the provisions of this Agreement. Employee and the Company knowingly and voluntarily agree to all the terms set forth in this Agreement. Employee and the Company knowingly and voluntarily intend to be legally bound by the same.

        17. IRREVOCABLE ARBITRATION OF DISPUTES.

        (a) EMPLOYEE AND THE COMPANY AGREE THAT ANY DISPUTE, CONTROVERSY OR CLAIM ARISING HEREUNDER OR IN ANY WAY RELATED TO THIS AGREEMENT, ITS INTERPRETATION, ENFORCEABILITY, OR APPLICABILITY, OR RELATING TO EMPLOYEE'S EMPLOYMENT, OR THE TERMINATION



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THEREOF, THAT CANNOT BE RESOLVED BY MUTUAL AGREEMENT OF THE PARTIES SHALL BE
SUBMITTED TO BINDING ARBITRATION. THIS INCLUDES, BUT IS NOT LIMITED TO, ALLEGED VIOLATIONS OF FEDERAL, STATE AND/OR LOCAL STATUTES, CLAIMS BASED ON ANY PURPORTED BREACH OF DUTY ARISING IN CONTRACT OR TORT, INCLUDING BREACH OF CONTRACT, BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, VIOLATION OF PUBLIC POLICY, VIOLATION OF ANY STATUTORY, CONTRACTUAL OR COMMON LAW RIGHTS, BUT EXCLUDING WORKERS' COMPENSATION, UNEMPLOYMENT MATTERS, OR ANY MATTER FALLING WITHIN THE JURISDICTION OF THE STATE LABOR COMMISSIONER. THE PARTIES AGREE THAT ARBITRATION IS THE PARTIES' ONLY RECOURSE FOR SUCH CLAIMS AND HEREBY WAIVE THE RIGHT TO PURSUE SUCH CLAIMS IN ANY OTHER FORUM, UNLESS OTHERWISE PROVIDED BY LAW. ANY COURT ACTION INVOLVING A DISPUTE WHICH IS NOT SUBJECT TO ARBITRATION SHALL BE STAYED PENDING ARBITRATION OF ARBITRABLE DISPUTES; PROVIDED, HOWEVER, THAT THE PARTIES SHALL HAVE THE RIGHT TO SEEK PROVISIONAL RELIEF IN AN ANCILLARY COURT ACTION IN CONNECTION WITH AN ARBITRABLE DISPUTE.

        (b) ANY DEMAND FOR ARBITRATION SHALL BE IN WRITING AND MUST BE COMMUNICATED TO THE OTHER PARTY WITHIN ONE (1) YEAR AFTER THE DISCOVERY OF THE ALLEGED CLAIM OR CAUSE OF ACTION BY THE AGGRIEVED PARTY, OR, IF LATER, WITHIN THE TIME PERIOD STATED IN THE APPLICABLE STATUTE OF LIMITATIONS.

        (c) THE ARBITRATION SHALL BE CONDUCTED PURSUANT TO THE PROCEDURAL RULES STATED IN THE NATIONAL RULES FOR RESOLUTION OF EMPLOYMENT DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION ("AAA"). THE ARBITRATION SHALL BE CONDUCTED IN SAN DIEGO BY A FORMER OR RETIRED JUDGE OR ATTORNEY WITH AT LEAST 10 YEARS EXPERIENCE IN EMPLOYMENT-RELATED DISPUTES, OR A NON-ATTORNEY WITH LIKE EXPERIENCE IN THE AREA OF DISPUTE, WHO SHALL HAVE THE POWER TO HEAR MOTIONS, CONTROL DISCOVERY, CONDUCT HEARINGS AND OTHERWISE DO ALL THAT IS NECESSARY TO RESOLVE THE MATTER. THE PARTIES MUST MUTUALLY AGREE ON THE ARBITRATOR. IF THE PARTIES CANNOT AGREE ON THE ARBITRATOR AFTER THEIR BEST EFFORTS, AN ARBITRATOR FROM THE AMERICAN ARBITRATION ASSOCIATION WILL BE SELECTED PURSUANT TO THE AMERICAN ARBITRATION ASSOCIATION NATIONAL RULES FOR RESOLUTION OF EMPLOYMENT DISPUTES.

        (d) THE ARBITRATION AWARD SHALL BE FINAL AND BINDING, AND MAY BE ENTERED AS A JUDGMENT IN ANY COURT HAVING COMPETENT JURISDICTION. IT IS EXPRESSLY UNDERSTOOD THAT THE PARTIES HAVE CHOSEN ARBITRATION TO AVOID THE BURDENS, COSTS AND PUBLICITY OF A COURT PROCEEDING, AND THE ARBITRATOR IS EXPECTED TO HANDLE ALL ASPECTS OF THE MATTER, INCLUDING DISCOVERY AND ANY HEARINGS, IN SUCH A WAY AS TO MINIMIZE THE EXPENSE, TIME, BURDEN AND PUBLICITY OF THE PROCESS, WHILE ASSURING A FAIR AND JUST RESULT. IN PARTICULAR, THE PARTIES EXPECT THAT THE ARBITRATOR WILL LIMIT DISCOVERY BY CONTROLLING THE AMOUNT OF DISCOVERY THAT MAY BE TAKEN (E.G., THE NUMBER OF DEPOSITIONS OR INTERROGATORIES) AND BY RESTRICTING THE SCOPE OF DISCOVERY TO ONLY THOSE MATTERS CLEARLY RELEVANT TO THE DISPUTE. HOWEVER, AT A MINIMUM, EACH PARTY WILL BE ENTITLED TO ONE DEPOSITION.

        (e) THE PREVAILING PARTY SHALL BE ENTITLED TO AN AWARD BY THE ARBITRATOR OF REASONABLE ATTORNEYS' FEES AND OTHER COSTS REASONABLY INCURRED IN CONNECTION WITH THE ARBITRATION, INCLUDING WITNESS FEES AND EXPERT WITNESS FEES, UNLESS THE ARBITRATOR FOR GOOD CAUSE DETERMINES OTHERWISE.

        (f) THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THE AGREEMENT, AND SHALL BE BINDING UPON THE PARTIES.



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THE PARTIES HAVE READ THIS ARBITRATION PROVISION AND IRREVOCABLY AGREE TO
ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.


---------------------------                           -------------------------
(EMPLOYEE'S INITIALS)                                      (COMPANY'S INITIALS)

        18. Advice of Counsel. The Company hereby advises Employee in writing to discuss this Agreement with an attorney before executing it, and Employee acknowledges that he has done so.

        19. Counterparts. This Agreement may be executed in one or more counterparts which, when fully executed by the parties, shall be treated as one agreement.

        20 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed properly given when actually received or within five days of mailing by certified or registered mail, postage prepaid, to the following addresses, or to such addresses as may be furnished from time to time, in writing, to the other party:

            Callaway Golf:           Callaway Golf Company
                                     2180 Rutherford Road
                                     Carlsbad, CA  92008
                                     Attn:  Steven C. McCracken
                                     Senior Executive Vice President,
                                     Chief Legal Officer

            Employee:                Charles J. Yash
                                     Post Office Box 2621
                                     Rancho Santa Fe, CA  92067

        21. Severability. In the event any provision or provisions of this Agreement is or are held invalid, the remaining provisions of this Agreement shall not be affected thereby.

        22. Rescission. If for whatever reason the Stock Option Committee of the Company's Board of Directors fails to approve the stock option amendments contemplated by Sections 2(ii), (iii) and (iv) of this Agreement, then Employee shall have the right to rescind this Agreement in its entirety within thirty days of receiving notice of such action.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below, to be effective as of the date first written above.


Employee                                     Company
                                             CALLAWAY GOLF COMPANY,
                                             a Delaware Corporation


/s/ CHARLES J. YASH                          By: /s/ RONALD A. DRAPEAU
----------------------------                    ----------------------------
Charles J. Yash                                 Ronald A. Drapeau
                                                President and CEO



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